CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Lehman Brothers Income Funds, and to the incorporation by reference of our report dated December 8, 2006 for the Lehman Brothers Tax-Free Money Fund (the "Fund'), a series of Lehman Brothers Income Funds included in the October 31, 2006 Annual Report to Shareholders.





                                      /S/ TAIT, WELLER & BAKER LLP
PHILADELPHIA, PENNSYLVANIA
SEPTEMBER 7, 2007